UNITED STATES

SECURITY AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

NUSTATE ENERGY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-04496677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Olas Blvd Suite 1400

Ft. Lauderdale, Florida 33301

(Address of principal executive offices, including zip code)

(703) 273-0383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2018 the Company’s Board of Directors appointed Mr. Paul Favata to the Board of Directors. Biographical information for Mr. Favata is as follows:

Paul Favata

Mr. Favata is a 29-year Wall Street veteran who began his career on the American Stock Exchange (AMEX), working for two smaller member firms, before moving to the New York Stock Exchange (NYSE). After five years with one of the largest specialist firms on the floor, Mr. Favata left the exchange in 1992 to work on the sell-side. Mr. Favata spent the bulk of the 1990’s with a small boutique firm working in both the retail and institutional sales areas. Mr. Favata held the position of Senior Vice President of Finance at a small, privately-held consulting firm that advised clients on acquisitions and long-term financing strategies. Since 2008, Mr. Favata has held various C-level executive positions including; as Chief Financial Officer of a $60 million annual revenue telecom provider having management oversight and responsibility for all financial functions while overseeing all revenues, costs, capital expenditures, investments and debt. Most recently, President of a publicly traded company specializing in the acquisition and integration of IT and Cloud Technology service providers and Internet and web technologies. Mr. Favata resides, with his family, in Saint Petersburg, Florida.

We believe that Mr. Favata’s extensive senior management and operational experience brings valuable knowledge to our board of directors and that these experiences, qualifications and attributes have led to our conclusion that Mr. Favata should be serving as a member of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTATE ENERGY HOLDINGS, INC.

Date: February 20, 2018	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer